UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 30, 2011(June 24, 2011)

Park National Corporation
(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street, P.O. Box 3500, Newark, Ohio	43058-3500
(Address of principal executive offices)	(Zip Code)

(740) 349-8451
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

Vision Bank Preliminary Exam Results

On June 28, 2011, management of Vision Bank (“Vision”), a Florida banking corporation which is wholly-owned by Park National Corporation (“Park”), participated in the exit meeting with the field examiners for Vision’s primary regulator, the Federal Deposit Insurance Corporation (“FDIC”), and the State of Florida Office of Financial Regulation (“OFR”).  At this exit meeting, the field examiners of both the FDIC and the OFR reviewed their preliminary findings from the joint exam with Vision’s management. The field examiners stated that they take exception to approximately $18 million in guarantor support underlying certain impaired loans, which is currently incorporated into Vision’s analysis of the allowance for loan losses to be made with respect to impaired loans.  The FDIC and the OFR consider the loan balances subject to the guarantor support at issue to represent “loss assets” and, in their preliminary findings, have proposed that Vision charge-off these amounts.

The accounting treatment in question specifically relates to how the allowance for loan losses is calculated according to SFAS No. 114, “Accounting for Credits for Impairment of a Loan”. Paragraph 15 of SFAS No. 114 states, “If a creditor bases its measure of loan impairment on a present value calculation, the estimates of expected future cash flows shall be the creditor’s best estimate based on reasonable and supportable assumptions and projections.” Management uses this present value of expected future cash flows basis of value calculation (versus the collateral approach) for some of the impaired loans which are secured by guarantees from guarantors with the capacity to make payments in the future. Management has been using this accounting convention since the year ended December 31, 2009 on certain impaired commercial loans at Vision Bank.

While the FDIC and OFR field examiners currently take exception with Vision’s accounting treatment of impaired loans with guarantor support, management will continue to discuss the appropriateness of including guarantor support, when calculating the allowance for loan losses, with the FDIC and Park’s Independent Accountants.  Management plans to appeal the expected recommendation to charge-off $18 million in impaired loans once the final examination report is received from the FDIC and OFR.

Loan Loss Provision

On May 4, 2011, Park filed its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 (the “March 31, 2011 Form 10-Q”), which furnished additional information with respect to selected financial measures. Please refer to pages 43, 50 and 51 of the March 31, 2011 Form 10-Q for the additional information furnished with respect to the loan loss provision. As of May 4, 2011, management projected the loan loss provision for 2011 would be in a range between $47 million to $57 million.

Irrespective of the preliminary findings received from the FDIC and OFR for their joint exam of Vision Bank, as a result of our quarterly impaired commercial loan review procedures and our overall review of the allowance for loan losses, management believes that the loan loss provision could be higher than previously projected.  Management currently expects the loan loss provision for the second quarter of 2011 will be in a range of between $21 million to $26 million and in a range of between $56 million to $66 million for the twelve months ended December 31, 2011. This expected increase in the loan loss provision is primarily recorded at Vision Bank.

Sale of Investment Securities

During June 2011, Park sold approximately $192 million of 15-year U.S. Government sponsored entity mortgage-backed securities with a coupon interest rate of 5.00% and recognized a pre-tax gain of approximately $15.4 million.  These securities had a weighted average book yield to Park of 5.25% and a remaining maturity of 2.6 years.  These securities were sold at an average price of 107.4% of the principal balance, with an estimated yield to the buyer of 1.92%.

On page 43 of the March 31, 2011 Form 10-Q, Park disclosed that it had recognized a pre-tax gain of $6.6 million during the first quarter of 2011 as a result of the sale of $105 million of U.S. Government sponsored entity mortgage-backed securities. Park also stated that management did not then currently forecast sales of additional securities during 2011, but that the sale of additional securities for a gain in 2011 was possible.  At March 31, 2011, Park owned approximately $267 million of U.S. Government sponsored entity mortgage-backed securities with a coupon interest rate of 5.00% or higher.  This portion of the investment portfolio had a weighted average book yield of 5.33% and an unrealized gain of $21.0 million. Management elected to sell some of these securities and recognize the pre-tax gain of approximately $15.4 million in response to the expected higher loan loss provision for the second quarter of 2011 and the uncertainty as to how the preliminary exam findings of the FDIC and OFR would be resolved.  Management expects to reinvest the proceeds from the June 2011 sales of investment securities over the next 30 days, primarily in U.S. Government sponsored entity collateralized mortgage obligations.

Earnings Release Date

Park plans to release financial results for the three and six months ending June 30, 2011 on July 25, 2011.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: June 30, 2011	By:	/s/ John W. Kozak
John W. Kozak
Chief Financial Officer